Exhibit 99.1

Kaiser Aluminum Corporation Announces Appointment of Glenda J. Minor to its Board of Directors

FRANKLIN, Tenn., June 10, 2025 – Kaiser Aluminum Corporation (NASDAQ: KALU) (“Kaiser” or the “Company”) today announced that its Board of Directors has appointed Glenda J. Minor to serve as an independent director. Ms. Minor will serve as a Class II director with a term expiring at the Company’s 2026 annual meeting of stockholders and will serve on the Board’s audit and compensation committees.

“We are very pleased to welcome Glenda Minor to our Board of Directors,” said Keith A. Harvey, Chairman, President and Chief Executive Officer. “As a seasoned financial expert, her deep finance and business experience in leadership roles with public companies in relevant manufacturing industries with products serving end markets similar to the Company’s, including her significant finance and accounting experience will be a significant asset as we enter our next phase of growth and remain focused on delivering enhanced value to our shareholders.”

Ms. Minor currently serves as Chief Executive Officer and Principal of Silket Advisory Services, a privately owned consulting firm advising companies on financial, strategic and operational initiatives. Prior to Silket Advisory Services, Ms. Minor served as Senior Vice President and Chief Financial Officer of Evraz North America Limited, a North American steel manufacturer. Ms. Minor also previously served as Vice President, Finance, Controller, Chief Accounting Officer, and General Auditor of Visteon Corporation, a global automotive supplier that designs, engineers, and manufactures climate, interior, electronic and lighting products for vehicle manufacturers. She currently serves on the boards of Albemarle Corporation, a global specialty chemical company; Curtiss-Wright Corporation, a global provider of products and services in the aerospace and defense and industrial markets; and Radius Recycling, Inc., a global provider in the metals recycling industry and a manufacturer of finished steel products advancing a circular economy. Ms. Minor holds a Bachelor of Science degree in Accounting from Southern University and a Master of Business Administration degree from Michigan State University.

“I am honored to join Kaiser’s Board of Directors at such a pivotal time in the Company’s journey to drive sustainable, long-term growth,” said Ms. Minor. “Kaiser is a top-tier organization with a strong foundation of values that guide its strategy, culture, and commitment to making a positive impact. [Its deep-rooted principles closely align with my own dedication to giving back and driving meaningful change.] I look forward to contributing my experience to support the Company’s continued growth, innovation, and long-term value creation.”

About Kaiser Aluminum Corporation

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Contact:

Addo Investor Relations

Investors@KaiserAluminum.com

(949) 614-1769